THIRD LEASE MODIFICATION

           THIS THIRD LEASE MODIFICATION (“Modification”) is made and entered into as of this 31st day of October, 2011, by and between AMERICAN CENTER LLC, a Michigan limited liability company (“Landlord”), and SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“Tenant”).

           WHEREAS, Landlord and Tenant entered into that certain Lease dated November 1, 2002, as amended by that certain First Lease Modification dated December 14, 2007 and that certain Second Lease Modification dated August 6, 2008 (the “Lease”), with respect to certain premises located in the American Center (the “Building”), Southfield, Michigan, commonly known as Suite 200 consisting of approximately 31,346 rentable square feet / 29,024 usable square feet (the “Original Premises”) and the First Floor Fitness Center (“First Floor Fitness Center”) consisting of approximately 5,344 rentable square feet / 4,771 usable square feet, as more particularly described in the Lease (the “Premises”); and

           WHEREAS, Tenant desires to lease from Landlord that certain space on the seventeenth floor of the Building, consisting of 11,493 rentable square feet/10,235 usable square feet, as more particularly described on Exhibit A attached hereto (the “Expansion Premises”), subject to the terms and conditions set forth below.

           NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant intending to be legally bound, agree and amend the Lease as follows:

1. In the event of any inconsistency between the provisions, terms, and conditions in the Lease or in this Modification, this Modification shall control.  Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Lease. Except as otherwise expressly modified, the parties hereby expressly ratify, reaffirm and agree to be bound by each and every obligation under the Lease.  Landlord and Tenant acknowledge and agree that the Lease is in full force and effect and that, as of the date hereof, the Lease is subject to no offsets, claims, counterclaims or defenses by Landlord or Tenant of any nature whatsoever. Tenant acknowledges that Landlord is not in default under any of the terms of the Lease.  Landlord acknowledges that Tenant is not in default under any of the terms of the Lease.

2. The initial term of the Lease for the Expansion Premises (the “Initial Term” or “Term”) will commence (the “Commencement Date”) upon the issuance of a temporary certificate of occupancy.  The Term of the Lease for the Expansion Premises shall be co-terminus with Tenant’s Original Premises as extended herein, expiring October 31, 2016.  Upon request by Landlord, Tenant will execute a written instrument confirming the Commencement Date, the Rent Commencement Date, and the Expiration Date of the Initial Term.  Effective on the Commencement Date, the Lease shall be amended to include the Expansion Premises.  After the Commencement Date, the defined term Premises shall include the Expansion Premises.

3. Notwithstanding anything contained in the Lease to the contrary and consistent with the Second Lease Modification, the term of the Lease for the Original Premises and the First Floor Fitness Center shall be extended for fourteen (14) months commencing September 1, 2015 and expiring on October 31, 2016 (the “New Expiration Date”).

4. The monthly Base Rent for the Expansion Space commencing November 1, 2011 through October 31, 2016 shall be as follows:

November 1, 2011**– October 31, 2014 = $17,239.50
November 1, 2014 through October 31, 2016 = $17,718.38

** The above assumes a Commencement Date of November 1, 2011 for the Expansion Space.

5. The monthly Base Rent for the Original Premises commencing September 1, 2015 through October 31, 2016 shall be as follows:

November 1, 2011 – August 31, 2015 = $55,508.54
September 1, 2015 – October 31, 2016 = $52,243.33

6. The monthly Base Rent for the First Floor Fitness Center commencing September 1, 2015 through October 31, 2016 shall be as follows:

November 1, 2011 – August 31, 2015 = $0.00
September 1, 2015 – October 31, 2016 = $1,990.64

7. Effective November 1, 2011, the monthly  Base Rent for the entire Premises, which shall include the Original Premises, the First Floor Fitness Center and the Expansion Space shall be as follows:

November 1, 2011** – October 31, 2014 = $72,748.04
November 1, 2014 – August 31, 2015 = $73,226.92
September 1, 2015 – October 31, 2016 = $71,952.35

** The above assumes a Commencement Date of November 1, 2011 for the Expansion Space.

8. Landlord shall construct the Tenant Improvements in the Expansion Premises as identified on Exhibit B attached hereto and made part hereof up to a cost of Two Hundred Eighty Seven Thousand Three Hundred Twenty Five and No/100 Dollars ($287,325.00) (the "Tenant Improvement Allowance") in accordance with the plans attached hereto as Exhibit A.  In the event that the cost of Landlord’s construction of the Expansion Premises is less than the Tenant Improvement Allowance, Tenant shall be permitted to use any portion of the Tenant Improvement Allowance to refurbish the Original Premises or the Fitness Center (the “Refurbishment Allowance”) at any time during the remaining term of the Lease.  Such refurbishment shall be completed by the Landlord under the scope of work specified by the Tenant.  The Refurbishment Allowance shall be used for the direct costs of all labor and material (i.e. so-called “hard costs” such as walls and carpet versus so called “soft costs” such as professional fees, financing costs, etc.) actually incurred by Landlord in completing the refurbishment.

Tenant shall initiate the refurbishment by providing a written notice to Landlord requesting that Landlord commence the refurbishment prior to October 31, 2013.  In the event that Tenant does not provide such notice to Landlord prior to October 31, 2013, the Landlord shall not be obligated to provide the Refurbishment Allowance.  Provided Tenant is not then in material monetary default hereunder beyond expiration of any applicable cure period, at any time from and after January 1, 2013, Landlord shall provide Tenant an additional refurbishment allowance of $54,855.50 (the “Additional Allowance”).  The Additional Allowance may be used by Tenant to refurbish and update the Original Premises, the Expansion Premises and/or the First Floor Fitness Center, or at Tenant’s direction to Landlord, may be applied towards Base Rent.  The Additional Allowance shall be used for the direct costs of all labor and material (i.e. so-called “hard costs” such as walls and carpet versus so called “soft costs” such as professional fees, financing costs, etc.) actually incurred by Landlord in completing the refurbishment.  Tenant shall initiate the refurbishment by providing a written notice to Landlord requesting that Landlord commence the refurbishment prior to January 31, 2013.  In the event that Tenant does not provide such notice to Landlord prior to January 31, 2013, the Landlord shall not be obligated to provide the Additional Allowance.  Such refurbishment shall be completed by Landlord under the scope of work specified by Tenant.

9. Notwithstanding anything contained in the Lease to the contrary, provided that no material monetary default then exists under the Lease beyond applicable cure periods, Tenant shall have the right to extend the term of this Lease with respect to (i) the Original Premises only, (ii) the Original Premises and the Expansion Premises only, (iii) the Original Premises and the First Floor Fitness Center only, or (iv) the Original Premises, the Expansion Premises and the First Floor Fitness Center, for an additional five (5) year period from and after the New Expiration Date (the “New Option Term”), provided that Tenant shall deliver to Landlord written notice of its election to extend the term for the New Option Term at least nine (9) months prior to the New Expiration Date and, in such notice (the “New Option Exercise Notice”), Tenant shall designate whether Tenant is exercising its option as options (i), (ii), (iii) or (iv) above (the “Option Term Premises”).  Except for the granting of the New Option Term and except as otherwise modified herein, the Lease shall remain in force and effect during the New Option Term.  Rent per square foot during the New Option Term for the Original Premises and Expansion Space shall be equal to the greater of: (i) $20.40 per square foot, or (ii) ninety percent (90%) of the then prevailing market level rent per square foot for comparable space in the Building.  Commencing with the second year of the New Option Term and at the beginning of each succeeding year during the New Option Term, the rent for the Original Premises shall increase by $.40 per square foot per annum.  Rent per square foot for the First Floor Fitness Center during the New Option Term shall be equal to the greater of: (i) $4.62 per square foot, or (ii) ninety percent (90%) of prevailing market level rent per square foot for comparable space in the area of the First Floor Fitness Center on the first floor of the Building.  Commencing with the second year of the New Option Term and at the beginning of each succeeding year during the New Option Term, the rent for the First Floor Fitness Center shall increase by $.15 per square foot per annum.  Within ten (10) days of receipt of Tenant’s request, which Tenant may make at any point within the twelve (12) months prior to the New Expiration Date, Landlord shall provide Tenant with its calculation of the prevailing market level rent per square foot for both (i) the comparable space in the Building and (ii) the comparable space in the area of the First Floor Fitness Center on the first floor of the Building, as well as the supporting documentation used by Landlord for such calculation. Tenant shall not be obligated to pay any common area expenses, operating costs, taxes or insurance premiums with respect to the Original Premises, the First Floor Fitness Center or the Expansion Premises during the New Option Term.  Within thirty (30) days of Tenant’s delivery of the New Option Term Exercise Notice to Landlord, Landlord shall pay Tenant a refurbishment allowance of $5.75 per rentable square foot of the Option Term Premises.

10. Notwithstanding anything contained in this Modification to the contrary, in the event of a Change of Control Event (as hereinafter defined), Tenant shall have the right, by delivery of not less than sixty (60) days prior written notice to Landlord, to terminate this Lease.  For purposes hereof, a “Change of Control Event” shall mean the sale or other disposition of the Property by Landlord or any other event which causes the principals of Landlord to cease to be in control of the operation and management of the Building.  Upon such termination by Tenant, Tenant shall vacate the entire Premises and return same to Landlord in the condition required under the Lease and the Landlord and Tenant shall be relieved of all further obligations under the Lease.

11. This Modification contains the entire understanding of the parties with respect to the subject matter hereof and shall not be amended, altered or changed except in writing executed by all parties hereof.

12. This Modification shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors and permitted assigns.

13. This Modification may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one in the same agreement.  A signed copy of this Modification delivered by facsimile shall be binding on the parties.

[Remainder of Page Left Intentionally Blank]

[Signature Page to First Lease Modification]

In Witness Whereof, the parties have executed this Modification as of the day and year first above written.

Signed, sealed and delivered in the presence of:

Tenant:
SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP,
a Michigan limited partnership
By: /s/ Karen J. Dearing
Name: Karen J. Dearing
Its: CFO

Landlord:
AMERICAN CENTER LLC,
a Michigan limited liability company
By: /s/ Paul A. Stodulski
Name: Paul A. Stodulski
Its: Manager